EXHIBIT 99.1

ROCKPORT HEALTHCARE GROUP ANNOUNCES FISCAL YEAR RESULTS

HOUSTON,  TX  --  JUNE  29,  2004  --  Rockport Healthcare Group, Inc., (OTC BB:
RPHL) a management company dedicated to developing, operating and managing a network consisting of healthcare providers and medical suppliers that serve employees with work-related injuries and illnesses today announced results for the fiscal year ended March 31, 2004.

Revenue for the year ended March 31, 2004, decreased 18% to $3,090,578 compared to $3,746,919 for the prior year. Gross profit decreased by 20% from $2,704,436 to $2,162,310 and Rockport reported a net loss for the period of $710,250, or $.05 per share basic and diluted, compared to net income of $218,381, or $.02 per share basic and $.01 per share diluted, for the prior year.

Rockport reported the reduction in revenue was primarily attributable to four items: (1) effective August 1, 2003, the State of Texas instituted a new fee schedule for reimbursement of workers' compensation claims by healthcare providers, which fee schedule reduced the maximum allowed to be billed by the providers by 32%; (2) effective September 1, 2003, the State of Texas implemented the Approved Doctor's List ("ADL") which requires any healthcare provider to be on the ADL or that healthcare provider would not be paid for their workers' compensation provider services; (3) the Company lost four clients; two clients went out of business, one client terminated its contract with the Company, and the Company terminated its contract with one client; and
(4) some of the Company's largest clients lost significant business from some of their largest customers.

"The four factors listed in this press release created a substantial reduction in revenue during our fiscal year ended March 31, 2004," stated Harry M. Neer, CEO of Rockport. "However, we have added eleven new clients during the recent year which are continuing to increase in revenue contributions and we also have two clients which had very little business during the previous year which are continuing to add new business. We believe that a majority of the revenue lost has been replaced and we still have additional contracts with clients which have not yet been implemented."

ABOUT  ROCKPORT  HEALTHCARE  GROUP

Based in Houston, Texas, Rockport offers access to one of the most comprehensive healthcare networks at a local, state or national level for its clients while ensuring significant, quantifiable savings that reduce its clients' overall workers' compensation medical costs. Rockport offers one product - access to a healthcare network for treatment of work-related injuries and illnesses. Rockport earns its fees by receiving a percentage of the medical cost savings realized by its clients when an injured employee is referred by them and treated by a Rockport network healthcare provider. Through Rockport's relentless dedication to provide one product (ROCKPORT UNITED NETWORK SM) with the best client and provider service available, Rockport will lead to make a difference in workers' compensation.

Following are summary condensed statements of operations for the years ended March 31, 2004 and 2003.

                          Summary of Operating Results
                          ----------------------------

                                                2004         2003
                                             -----------------------
               Revenue                       $3,090,578   $3,746,919
               Cost of sales                    928,268    1,042,483
                                             -----------------------
                     Gross profit             2,162,310    2,704,436
               Operating expenses             2,750,123    2,370,122
                                             -----------------------
               Operating income (loss)         (587,813)     334,314
               Interest expense, net            122,437      115,933
                                             -----------------------
               Net income (loss)             $ (710,250)  $  218,381
                                             =======================

              Net income (loss) per share:
                  Basic                          ($0.05)  $     0.02
                                             =======================
                  Diluted                        ($0.05)  $     0.01
                                             =======================

For  more  information  visit  Rockport's web site at WWW.ROCKPORTHEALTHCARE.COM
                                                      --------------------------
where you can view its Annual Report on Form 10-KSB filed with the SEC on June 29, 2004 or contact:

Carl A. Chase, Investor Relations
Rockport Healthcare Group, Inc.
(713) 621-9424
E-mail:  INVESTOR@RHGNET.COM
         -------------------

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